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                                Exhibit 11

                               VERSAR, INC.
             Statement Re:  Computation of Per Share Earnings
            (Unaudited - in thousands, except per share data)


                             For the Three-Month         For the Six-Month
                         Periods Ended December 31,  Periods Ended December 31,
                         --------------------------  --------------------------
                             1998           1997         1998           1997
                         -----------    -----------  -----------    -----------

NET INCOME. . . . . . .  $      601     $      350   $      941     $      553
                         ===========    ===========  ===========    ===========

Weighted average
 common shares
 outstanding - Basic. .   6,116,803      5,614,256    6,106,770      5,390,831
                         ===========    ===========  ===========    ===========


NET INCOME PER SHARE -
 BASIC  . . . . . . . .  $     0.10     $     0.06   $     0.15     $     0.10
                         ===========    ===========  ===========    ===========


Common shares from
 above. . . . . . . . .   6,116,803      5,614,256    6,106,770      5,390,831
Assumed exercise of
 options (treasury
 stock method). . . . .         ---        417,298          ---        417,298
                         -----------    -----------  -----------    -----------
                          6,116,803      6,031,554    6,106,770      5,808,129
                         ===========    ===========  ===========    ===========


NET INCOME PER SHARE -
 DILUTED. . . . . . . .  $     0.10     $     0.06   $     0.15     $     0.10
                         ===========    ===========  ===========    ===========

                                             -15-

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